Exhibit 10.4
First Amendment to the
Change of Control Agreement
by and between
Affiliated Computer Services, Inc. and
     This First Amendment (“Amendment”) to the Change of Control Agreement, dated December                     , 2008 (“Agreement”) is entered into by and between Affiliated Computer Services, Inc. (the “Company”) and                                          (the “Executive”).
     WHEREAS, the Executive and the Company entered into the Agreement to provide for the terms by which the Company would protect the Executive in the event of a Company Change of Control; and
     WHEREAS, the Company and the Executive wish to ensure that the Agreement continues to comply with the Internal Revenue Code of 1986, as amended, (“Code”) and all applicable state and federal laws, and specifically the Company and the Executive intend to amend the Agreement to ensure its continued compliance with Code Section 409A;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Executive agree as follows:
     1. Amendment to Section 3(b). Section 3(b) of the Agreement is amended by adding the following provision and subsections at the end thereof:
“In accordance with Code Section 409A, and specifically in accordance with the applicable Treasury regulations issued thereunder regarding reimbursements and in-kind benefits (Treas. Reg. Section 1.409A-3(i)(l)(iv)(A)), the Insurance Benefits described in this Section 3(b) shall satisfy the following conditions:
(i)	only those benefits expressly stated in this Section 3 shall be provided in the time period described herein;

(ii)	no amount of expenses eligible for reimbursement or in-kind benefits provided as stated herein during Executive’s taxable year may affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year of the Executive; and

(iii)	the Executive’s right to reimbursement or in-kind benefits is not subject to the liquidation or exchange for another benefit.”
     2. Amendment to Section 3(c). Section 3(c) of the Agreement is deleted and replaced in its entirety with the following:
“Within two (2) business days after a Change of Control or such other timeframe as required under applicable law, rule, regulation or Company plan, the Company shall pay the Executive (i) any unpaid portion of compensation previously earned by the Executive and (ii) all compensation previously deferred by the Executive but not yet paid.”

Amendment to Change of Control Agreement	Page 1 of 4

     3. Amendment to Section 3(f). Section 3(f) of the Agreement is amended by adding the following sentence at the end thereof:
“In no event shall any such reimbursements of reasonable expenses for outplacement services be paid later than the third taxable year of the Executive following the taxable year of the Executive in which the separation of service occurred.”
     4. Amendment to Section 5. Subsection 5(a) is amended by adding the following sentence at the end thereof::
“For purposes of this Section 5, any such Gross-up Payment shall in no event be paid later than the end of the calendar year following the calendar year in which such taxes have been remitted by Executive.”
     5. Amendment to Section 16. Section 16 is amended by inserting the bolded language in the first phrase of the provision and as set forth below to incorporate this Amendment into the entire Agreement, as follows:
“This Agreement and this Amendment, along with grants of stock options, if any, to the Executive, pursuant to the Company’s 1997 Stock Option Plan, as amended and the 2007 Equity Incentive Plan) constitute the entire agreement between the parties...”
     6. New Section 17. A new Section 17 is added to the Agreement as follows:
     “17. Compliance with Code Section 409A. To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding anything herein to the contrary, (i) if on the date the Executive “separates from service” within the meaning of Treasury regulations section 1.409A-1(h), (A) the Company is publicly traded, (B) the Executive is a Specified Employee (as defined below), and (C) the Company reasonably determines that (x) a payment or benefit payable hereunder as a result of the Executive’s termination of employment constitutes nonqualified deferred compensation that is subject to the requirements of Code Section 409A, then the Company will withhold and accumulate such payments or benefits hereunder (without any reduction in such payment or benefits ultimately paid or provided to Executive) until the date that is six months and one day following Executive’s separation from service (or the earliest date as is permitted under Code Section 409A), at which time the withheld and accumulated payments shall be paid to the Executive in a single lump sum payment and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. “Specified Employee” shall mean a specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), as determined by the Compensation Committee of the Board of Directors.”

Amendment to Change of Control Agreement	Page 2 of 4

Except as amended herein, the undersigned parties hereby ratify and reconfirm the Agreement. To facilitate execution, this Amendment may be executed in as many counterparts as may be convenient or required, and a counterpart hereof executed and delivered by facsimile or electronic mail transmittal shall have the same effect as an original executed counterpart hereof. It shall not be necessary that the signature of all persons appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
[Signature Page Follows]

Amendment to Change of Control Agreement	Page 3 of 4

     The parties have executed this Amendment to be effective as of the last date signified below.

AFFILIATED COMPUTER SERVICES, INC.
Date:	By:
Lynn Blodgett, Chief Executive Officer

EXECUTIVE
Date:

Amendment to Change of Control Agreement	Page 4 of 4